Exhibit 99.1

Contact: J. Marc Lewis, Vice President-Investor Relations 305-406-1815 marc.lewis@mastec.com	800 S. Douglas Road, 12th Floor Coral Gables, Florida 33134 Tel: 305-599-1800 www.mastec.com

For Immediate Release

MasTec Announces Third Quarter 2022 Financial Results with Record Backlog and Updated Annual 2022 Guidance

•	Third Quarter 2022 Revenue Increased to $2.5 Billion with a 38% Year Over Year Increase in Non-Oil & Gas Segment Revenue

•	GAAP Net Income of $49.2 Million, Diluted Earnings Per Share of $0.65 and Adjusted Diluted Earnings Per Share of $1.34

•	Adjusted EBITDA of $246 Million or 9.8% of Revenue, a 200-Basis Point Sequential Improvement Over Second Quarter

•	Record 18-Month Backlog as of September 30, 2022 of $11.2 Billion, a Sequential Increase of $222 Million and a $2.7 Billion Increase Over the Same Quarter Last Year

•	Annual 2022 Guidance Updated to $9.7 Billion in Revenue, GAAP Net Income of $50 Million, Adjusted EBITDA of $780 million and Adjusted Diluted Earnings Per Share of $3.02

Coral Gables, FL (November 3, 2022) — MasTec, Inc. (NYSE: MTZ) today announced 2022 third quarter financial results and updated its view for annual 2022 financial results, inclusive of the IEA acquisition completed on October 7, 2022.

Third quarter 2022 revenue increased to approximately $2.5 billion compared to $2.4 billion for the third quarter of 2021, driven by strong growth of approximately $600 million in non-Oil & Gas segment revenue, partially offset by an expected $500 million decrease in Oil & Gas segment revenue. The non-Oil & Gas segment revenue year over year increase was primarily driven by 88% growth in the Power Delivery segment and 33% growth in the Communications segment. GAAP net income was $49.2 million, or $0.65 per diluted share, compared to net income of $112.5 million, or $1.50 per diluted share, in the third quarter of 2021.

Third quarter 2022 adjusted net income and adjusted diluted earnings per share, both non-GAAP measures, were $100.8 million and $1.34, respectively, as compared to adjusted net income and adjusted diluted earnings per share of $141.0 million and $1.89, respectively, in the third quarter of 2021. Third quarter 2022 adjusted EBITDA, also a non-GAAP measure, was $245.6 million, compared to $284.8 million in the third quarter of 2021. The Company’s third quarter performance is in line with previously communicated guidance expectations and reflects acquisition costs for the IEA acquisition.

18-month backlog as of September 30, 2022, was a record $11.2 billion, an increase of 32% compared to last year’s third quarter backlog, and also a $222 million sequential increase from the 2022 second quarter backlog level. September 30, 2022 backlog was a record third quarter level in all non-Oil & Gas segments. Backlog as of September 30, 2022 does not include backlog from the recently closed IEA acquisition.

Adjusted net income, adjusted diluted earnings per share, and adjusted EBITDA, which are all non-GAAP measures, exclude certain items that are detailed and reconciled to the most comparable GAAP-reported measures in the attached Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures.

Jose Mas, MasTec’s Chief Executive Officer, commented, “The completion of the IEA acquisition marks an important milestone for MasTec, completing the strategic enhancement of our service capabilities and expertise to support the nation’s energy transition to secure sustainable renewable sources. We believe that our expanded service offerings, scale and market leading capacity provide a compelling and complete suite of services to meet expected high customer demand growth for renewable power generation, power grid transmission and distribution and civil infrastructure over the next decade. Additionally, with the continued expected growth in Communications and stronger levels of pipeline services, we believe we have numerous strong long term growth opportunities.”

Mr. Mas added, “We are pleased that third quarter results in our non-Oil & Gas segments showed strong revenue growth and strong adjusted EBITDA margin performance of 10.2% of revenue, a 370 basis point sequential improvement. We continue to focus on deployment and execution of the significant opportunities our end markets offer and expect to deliver both strong revenue growth and operating margin enhancement during 2023 and beyond.”

Mr. Mas concluded, “I’d like to once again thank the men and women of MasTec for their dedication and commitment and I am excited to welcome almost 6,000 IEA team members to the MasTec family.”

George Pita, MasTec’s Executive Vice President and Chief Financial Officer, noted, “We remain committed to maintaining a strong balance sheet supportive of our Investment Grade rating. As previously indicated, earlier this year we accelerated the pace of capital expenditures and material purchases to address supply chain and cost issues, and we began to incur lower levels of these expenditures during the third quarter. We continue with the expectation that leverage metrics will significantly improve in 2023 due to the combination of improved operating margin performance and moderated levels of capital and strategic investments.”

Based on the information available today, the Company is providing fourth quarter and full year 2022 guidance, including the recently closed IEA acquisition, and reflecting higher interest rates. The Company currently expects full year 2022 revenue to approximate $9.7 billion. 2022 full year GAAP net income and diluted earnings per share are expected to approximate $50 million and $0.64, respectively. Full year 2022 adjusted EBITDA is expected to be approximately $780 million and adjusted diluted earnings per share is expected to be $3.02.

For the fourth quarter of 2022, inclusive of the IEA acquisition, the Company expects revenue of approximately $2.9 billion. Fourth quarter 2022 GAAP net income is expected to approximate $20 million, with GAAP diluted earnings per share expected to be $0.26. Fourth quarter 2022 adjusted EBITDA is expected to approximate $257 million or 8.8% of revenue, with adjusted diluted earnings per share expected to be $1.00.

Management will hold a conference call to discuss these results on Friday, November 4, 2022 at 9:00 a.m. Eastern Time. The call-in number for the conference call is (856) 344-9221 or (888) 882-4478 and the replay phone number is (719) 457-0820 with a pass code of 8291130. The replay will be available for 30 days. Additionally, the call will be broadcast live over the Internet and can be accessed and replayed through the Investors section of the Company’s website at www.mastec.com.

The following tables set forth the financial results for the periods ended September 30, 2022 and 2021:

Consolidated Statements of Operations

(unaudited - in thousands, except per share information)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue	$2,513,484	$2,404,332	$6,769,677	$6,142,414
Costs of revenue, excluding depreciation and amortization	2,187,835	2,057,336	5,949,262	5,246,427
Depreciation	91,291	95,366	263,487	262,132
Amortization of intangible assets	27,979	23,352	81,242	54,522
General and administrative expenses	125,068	86,902	404,243	238,995
Interest expense, net	26,885	13,091	62,313	39,379
Equity in earnings of unconsolidated affiliates, net	(6,059)	(8,714)	(19,423)	(23,585)
Other expense (income), net	174	(3,036)	(1,897)	(13,746)

Income before income taxes	$60,311	$140,035	$30,450	$338,290
(Provision for) benefit from income taxes	(11,089)	(27,578)	68	(83,956)

Net income	$49,222	$112,457	$30,518	$254,334

Net income attributable to non-controlling interests	326	1,370	388	2,147

Net income attributable to MasTec, Inc.	$48,896	$111,087	$30,130	$252,187

Earnings per share:
Basic earnings per share	$0.66	$1.53	$0.41	$3.48

Basic weighted average common shares outstanding	73,936	72,503	74,386	72,481

Diluted earnings per share	$0.65	$1.50	$0.38	$3.41

Diluted weighted average common shares outstanding	75,073	73,977	75,576	73,921

Consolidated Balance Sheets

(unaudited - in thousands)

	September 30, 2022	December 31, 2021
Assets
Current assets	$3,114,275	$2,873,954
Property and equipment, net	1,588,059	1,436,087
Operating lease right-of-use assets	244,087	260,410
Goodwill, net	1,493,843	1,520,575
Other intangible assets, net	638,318	670,280
Other long-term assets	397,081	360,087

Total assets	$7,475,663	$7,121,393

Liabilities and Equity
Current liabilities	$1,986,483	$1,784,598
Long-term debt, including finance leases	2,067,548	1,876,233
Long-term operating lease liabilities	168,511	176,378
Deferred income taxes	471,020	450,361
Other long-term liabilities	235,588	289,962
Total equity	2,546,513	2,543,861

Total liabilities and equity	$7,475,663	$7,121,393

Consolidated Statements of Cash Flows

(unaudited - in thousands)

	For the Nine Months Ended September 30,
	2022	2021
Net cash provided by operating activities	$118,671	$499,097
Net cash used in investing activities	(241,694)	(716,694)
Net cash (used in) provided by financing activities	(139,478)	34,464
Effect of currency translation on cash	(2,559)	(61)

Net decrease in cash and cash equivalents	(265,060)	(183,194)

Cash and cash equivalents - beginning of period	$360,736	$423,118

Cash and cash equivalents - end of period	$95,676	$239,924

Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures

(unaudited - in millions, except for percentages and per share information)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
Segment Information	2022	2021	2022	2021
Revenue by Reportable Segment
Communications	$888.9	$670.3	$2,375.1	$1,869.3
Clean Energy and Infrastructure	563.2	518.4	1,493.5	1,350.3
Oil and Gas	375.8	858.4	927.9	2,205.3
Power Delivery	688.4	365.3	1,985.4	731.4
Other	0.0	0.0	0.0	0.0
Eliminations	(2.8)	(8.1)	(12.2)	(13.9)
Corporate	—	—	—	—

Consolidated revenue	$2,513.5	$2,404.3	$6,769.7	$6,142.4

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Adjusted EBITDA by Reportable Segment
EBITDA	$206.5	$271.8	$437.5	$694.3
Non-cash stock-based compensation expense (a)	5.7	6.1	18.9	17.7
Acquisition and integration costs (b)	33.3	—	59.4	—
Bargain purchase gain (a)	—	—	(0.2)	—
(Gains) losses, net, on fair market value of investment (a)	0.1	6.9	7.2	6.9

Adjusted EBITDA	$245.6	$284.8	$522.8	$718.9

Reportable Segment:
Communications	$110.4	$71.6	$236.9	$193.1
Clean Energy and Infrastructure	24.6	13.8	30.2	40.2
Oil and Gas	50.3	170.6	137.9	476.2
Power Delivery	83.5	34.9	185.1	47.8
Other	5.6	7.5	20.0	23.3
Corporate	(28.8)	(13.6)	(87.3)	(61.7)

Adjusted EBITDA	$245.6	$284.8	$522.8	$718.9

(a)

Non-cash stock-based compensation expense, bargain purchase gain from a fourth quarter 2021 acquisition, and (gains) losses, net, on the fair market value of our investment in AVCT are included within Corporate results.

(b)

Communications, Oil and Gas, Power Delivery and Corporate results include acquisition and integration costs of $0.5 million, $1.1 million, $20.4 million and $11.2 million, respectively, for the three month period ended September 30, 2022, and include $2.4 million, $4.5 million, $34.5 million and $18.0 million, respectively, for the nine month period ended September 30, 2022.

Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures

(unaudited - in millions, except for percentages and per share information)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Adjusted EBITDA Margin by Reportable Segment
EBITDA Margin	8.2%	11.3%	6.5%	11.3%
Non-cash stock-based compensation expense (a)	0.2%	0.3%	0.3%	0.3%
Acquisition and integration costs (b)	1.3%	—%	0.9%	—%
Bargain purchase gain (a)	—%	—%	(0.0)%	—%
(Gains) losses, net, on fair market value of investment (a)	0.0%	0.3%	0.1%	0.1%

Adjusted EBITDA margin	9.8%	11.8%	7.7%	11.7%

Reportable Segment:
Communications	12.4%	10.7%	10.0%	10.3%
Clean Energy and Infrastructure	4.4%	2.7%	2.0%	3.0%
Oil and Gas	13.4%	19.9%	14.9%	21.6%
Power Delivery	12.1%	9.5%	9.3%	6.5%
Other	NM	NM	NM	NM
Corporate	—	—	—	—

Adjusted EBITDA margin	9.8%	11.8%	7.7%	11.7%

NM - Percentage is not meaningful

Note: The Communications, Clean Energy and Infrastructure, and Power Delivery segments represent the “non-Oil & Gas” segments.

(a)

Non-cash stock-based compensation expense, bargain purchase gain from a fourth quarter 2021 acquisition, and (gains) losses, net, on the fair market value of our investment in AVCT are included within Corporate results.

(b)

Communications, Oil and Gas, Power Delivery and Corporate results include acquisition and integration costs of $0.5 million, $1.1 million, $20.4 million and $11.2 million, respectively, for the three month period ended September 30, 2022, and include $2.4 million, $4.5 million, $34.5 million and $18.0 million, respectively, for the nine month period ended September 30, 2022.

Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures

(unaudited - in millions, except for percentages and per share information)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Adjusted Net Income Reconciliation
Net income	$49.2	$112.5	$30.5	$254.3
Non-cash stock-based compensation expense	5.7	6.1	18.9	17.7
Amortization of intangible assets	28.0	23.4	81.2	54.5
Acquisition and integration costs	33.3	—	59.4	—
Income tax effect of adjustments (a)	(15.5)	(7.7)	(42.2)	(14.8)
Bargain purchase gain	—	—	(0.2)	—
(Gains) losses, net, on fair value of investment	0.1	6.9	7.2	6.9
Statutory tax rate effects (b)	—	—	—	1.2

Adjusted net income	$100.8	$141.0	$154.8	$319.8

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Adjusted Diluted Earnings per Share Reconciliation
Diluted earnings per share	$0.65	$1.50	$0.38	$3.41
Non-cash stock-based compensation expense	0.08	0.08	0.25	0.24
Amortization of intangible assets	0.37	0.32	1.07	0.74
Acquisition and integration costs	0.44	—	0.79	—
Income tax effect of adjustments (a)	(0.21)	(0.10)	(0.56)	(0.20)
Bargain purchase gain	—	—	(0.00)	—
(Gains) losses, net, on fair value of investment	—	0.09	0.10	0.09
Statutory tax rate effects (b)	—	—	—	0.02

Adjusted diluted earnings per share	$1.34	$1.89	$2.02	$4.30

(a)

Represents the tax effect of the adjusted items that are subject to tax, including the tax effects of non-cash stock-based compensation expense. Tax effects are determined based on the tax treatment of the related item, the incremental statutory tax rate of the jurisdictions pertaining to the adjustment, and their effect on pre-tax income.

(b)	For the three and nine month periods ended September 30, 2021, includes the effect of changes in certain state tax rates.

Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures

(unaudited - in millions, except for percentages and per share information)

	Guidance for the Three Months Ended December 31, 2022 Est.	For the Three Months Ended December 31, 2021
EBITDA and Adjusted EBITDA Reconciliation
Net income	$20	$76.4
Interest expense, net	45	14.0
Provision for income taxes	8	15.4
Depreciation	110	83.5
Amortization of intangible assets	55	22.7

EBITDA	$237	$212.0

Non-cash stock-based compensation expense	7	7.1
Acquisition and integration costs	13	3.6
Bargain purchase gain	—	(3.5)
(Gains) losses, net, on fair market value of investment	—	0.9

Adjusted EBITDA	$257	$220.2

	Guidance for the Three Months Ended December 31, 2022 Est.	For the Three Months Ended December 31, 2021
EBITDA and Adjusted EBITDA Margin Reconciliation
Net income	0.7%	4.2%
Interest expense, net	1.5%	0.8%
Provision for income taxes	0.3%	0.9%
Depreciation	3.7%	4.6%
Amortization of intangible assets	1.9%	1.3%

EBITDA margin	8.1%	11.7%

Non-cash stock-based compensation expense	0.2%	0.4%
Acquisition and integration costs	0.4%	0.2%
Bargain purchase gain	—%	(0.2)%
(Gains) losses, net, on fair market value of investment	—%	0.0%

Adjusted EBITDA margin	8.8%	12.2%

	Guidance for the Three Months Ended December 31, 2022 Est.	For the Three Months Ended December 31, 2021
Adjusted Net Income Reconciliation
Net income	$20	$76.4
Non-cash stock-based compensation expense	7	7.1
Amortization of intangible assets	55	22.7
Acquisition and integration costs	13	3.6
Bargain purchase gain	—	(3.5)
(Gains) losses, net, on fair market value of investment	—	0.9
Income tax effect of adjustments (a)	(18)	(12.6)
Statutory tax rate effects (b)	—	5.6

Adjusted net income	$77	$100.2

(a)

Represents the tax effect of the adjusted items that are subject to tax, including the tax effects of non-cash stock-based compensation expense. Tax effects are determined based on the tax treatment of the related item, the incremental statutory tax rate of the jurisdictions pertaining to the adjustment, and their effect on pre-tax income.

(b)	For the three month period ended December 31, 2021, includes the effect of changes in certain state tax rates.

Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures

(unaudited - in millions, except for percentages and per share information)

	Guidance for the Three Months Ended December 31, 2022 Est.	For the Three Months Ended December 31, 2021
Adjusted Diluted Earnings per Share Reconciliation
Diluted earnings per share	$0.26	$1.04
Non-cash stock-based compensation expense	0.09	0.10
Amortization of intangible assets	0.71	0.31
Acquisition and integration costs	0.17	0.05
Bargain purchase gain	—	(0.05)
(Gains) losses, net, on fair market value of investment	—	0.01
Income tax effect of adjustments (a)	(0.23)	(0.17)
Statutory tax rate effects (b)	—	0.08

Adjusted diluted earnings per share	$1.00	$1.36

(a)

Represents the tax effect of the adjusted items that are subject to tax, including the tax effects of non-cash stock-based compensation expense. Tax effects are determined based on the tax treatment of the related item, the incremental statutory tax rate of the jurisdictions pertaining to the adjustment, and their effect on pre-tax income.

(b)	For the three month period ended December 31, 2021, includes the effect of changes in certain state tax rates.

Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures

(unaudited - in millions, except for percentages and per share information)

	Guidance for the Year Ended December 31, 2022 Est.	For the Year Ended December 31, 2021	For the Year Ended December 31, 2020
EBITDA and Adjusted EBITDA Reconciliation
Net income	$50	$330.7	$322.7
Interest expense, net	107	53.4	59.6
Provision for income taxes	8	99.3	102.5
Depreciation	373	345.6	258.8
Amortization of intangible assets	136	77.2	38.9

EBITDA	$675	$906.3	$782.5

Non-cash stock-based compensation expense	26	24.8	21.9
Loss on extinguishment of debt	—	—	5.6
Acquisition and integration costs	72	3.6	—
Bargain purchase gain	(0)	(3.5)	—
(Gains) losses, net, on fair market value of investment	7	7.8	(10.1)

Adjusted EBITDA	$780	$939.1	$799.9

	Guidance for the Year Ended December 31, 2022 Est.	For the Year Ended December 31, 2021	For the Year Ended December 31, 2020
EBITDA and Adjusted EBITDA Margin Reconciliation
Net income	0.5%	4.2%	5.1%
Interest expense, net	1.1%	0.7%	0.9%
Provision for income taxes	0.1%	1.2%	1.6%
Depreciation	3.8%	4.3%	4.1%
Amortization of intangible assets	1.4%	1.0%	0.6%

EBITDA margin	7.0%	11.4%	12.4%

Non-cash stock-based compensation expense	0.3%	0.3%	0.3%
Loss on extinguishment of debt	—%	—%	0.1%
Acquisition and integration costs	0.7%	0.0%	—%
Bargain purchase gain	(0.0)%	(0.0)%	—%
(Gains) losses, net, on fair market value of investment	0.1%	0.1%	(0.2)%

Adjusted EBITDA margin	8.0%	11.8%	12.7%

Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures - Unaudited

(unaudited - in millions, except for percentages and per share information)

	Guidance for the Year Ended December 31, 2022 Est.	For the Year Ended December 31, 2021	For the Year Ended December 31, 2020
Adjusted Net Income Reconciliation
Net income	$50	$330.7	$322.7
Non-cash stock-based compensation expense	26	24.8	21.9
Amortization of intangible assets	136	77.2	38.9
Loss on extinguishment of debt	—	—	5.6
Acquisition and integration costs	72	3.6	—
Bargain purchase gain	(0)	(3.5)	—
(Gains) losses, net, on fair market value of investment	7	7.8	(10.1)
Income tax effect of adjustments (a)	(60)	(27.4)	(12.7)
Statutory tax rate effects (b)	—	6.7	2.5

Adjusted net income	$232	$420.0	$368.9

	Guidance for the Year Ended December 31, 2022 Est.	For the Year Ended December 31, 2021	For the Year Ended December 31, 2020
Adjusted Diluted Earnings per Share Reconciliation
Diluted earnings per share	$0.64	$4.45	$4.38
Non-cash stock-based compensation expense	0.34	0.34	0.30
Amortization of intangible assets	1.79	1.04	0.53
Loss on extinguishment of debt	—	—	0.08
Acquisition and integration costs	0.95	0.05	—
Bargain purchase gain	(0.00)	(0.05)	—
(Gains) losses, net, on fair market value of investment	0.09	0.11	(0.14)
Income tax effect of adjustments (a)	(0.79)	(0.37)	(0.17)
Statutory tax rate effects (b)	—	0.09	0.03

Adjusted diluted earnings per share	$3.02	$5.65	$5.01

(a)

Represents the tax effect of the adjusted items that are subject to tax, including the tax effects of non-cash stock-based compensation expense. Tax effects are determined based on the tax treatment of the related item, the incremental statutory tax rate of the jurisdictions pertaining to the adjustment, and their effect on pre-tax income.

(b)	For the years ended December 31, 2021 and 2020, includes the effect of changes in state tax rates.

The tables may contain slight summation differences due to rounding.

MasTec, Inc. is a leading infrastructure construction company operating mainly throughout North America across a range of industries. The Company’s primary activities include the engineering, building, installation, maintenance and upgrade of communications, energy and utility and other infrastructure, such as: power delivery services, including transmission and distribution, wireless, wireline/fiber and customer fulfillment activities; power generation, primarily from clean energy and renewable sources; pipeline infrastructure, including natural gas pipeline and distribution infrastructure; heavy civil; and industrial infrastructure. MasTec’s customers are primarily in these industries. The Company’s corporate website is located at www.mastec.com. The Company’s website should be considered as a recognized channel of distribution, and the Company may periodically post important, or supplemental, information regarding contracts, awards or other related news and webcasts on the Events & Presentations page in the Investors section therein.

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements include, but are not limited to, statements relating to expectations regarding the future financial and operational performance of MasTec; the projected impact and benefits of IEA on MasTec’s operating or financial results; expectations regarding MasTec’s business or financial outlook; expectations regarding MasTec’s plans, strategies and opportunities; expectations regarding opportunities, technological developments, competitive positioning, future economic conditions and other trends in particular markets or industries; the potential strategic benefits and synergies expected from the acquisition of IEA; the development of and opportunities with respect to future projects, including renewable and other projects designed to support transition to a carbon-neutral economy; MasTec’s ability to successfully integrate the operations of IEA and related integration costs; the impact of inflation on MasTec’s costs and the ability to recover increased costs, as well as other statements reflecting expectations, intentions, assumptions or beliefs about future events and other statements that do not relate strictly to historical or current facts. These statements are based on currently available operating, financial, economic and other information, and are subject to a number of significant risks and uncertainties. A variety of factors in addition to those mentioned above, many of which are beyond our control, could cause actual future results to differ materially from those projected in the forward-looking statements. Other factors that might cause such a difference include, but are not limited to: risks related to completed or potential acquisitions, including the acquisition of Henkels & McCoy Group, Inc., as well as the ability to identify suitable acquisition or strategic investment opportunities, to integrate acquired businesses within expected timeframes and to achieve the revenue, cost savings and earnings levels from such acquisitions at or above the levels projected, including the risk of potential asset impairment charges and write-downs of goodwill; risks related to the impact of inflation on costs as well as economic activity, customer demand and interest rates, risks related to adverse effects of health epidemics and pandemics or other outbreaks of communicable diseases, such as the COVID-19 pandemic, including its effect on supply chain or inflationary issues, as well as, the potential effects of related health mandates and recommendations; market conditions, technological developments, regulatory or policy changes, including permitting processes and tax incentives that affect us or our customers’ industries; the effect of federal, local, state, foreign or tax legislation and other regulations affecting the industries we serve and related projects and expenditures; the effect on demand for our services of changes in the amount of capital expenditures by our customers due to, among other things, economic conditions, including potential adverse effects of public health issues, such as the COVID-19 pandemic on economic activity generally, the availability and cost of financing, and customer consolidation in the industries we serve; activity in the industries we serve and the impact on our customers’ expenditure levels caused by fluctuations in commodity prices, including for oil, natural gas, electricity and other energy sources; our ability to manage projects effectively and in accordance with our estimates, as well as our ability to accurately estimate the costs associated with our fixed price and other contracts, including any material changes in estimates for completion of projects and estimates of the recoverability of change orders; the timing and extent of fluctuations in operational, geographic and weather factors affecting our customers, projects and the industries in which we operate; the highly competitive nature of our industry and the ability of our customers, including our largest customers, to terminate or reduce the amount of work, or in some cases, the prices paid for services, on short or no notice under our contracts, and/or customer disputes related to our performance of services and the resolution of unapproved change orders; our dependence on a limited number of customers and our ability to replace non-recurring projects with new projects; the effect of state and federal regulatory initiatives, including costs of compliance with existing and potential future safety and environmental requirements, including with respect to climate change; risks associated with potential environmental issues and other hazards from our operations; disputes with, or failures of, our subcontractors to deliver agreed-upon supplies or services in a timely fashion, and the risk of being required to pay our subcontractors even if our customers do not pay us; risks related to our strategic arrangements, including our equity investments; any exposure resulting from system or information technology interruptions or data security breaches; any material changes in estimates for legal costs or case settlements or adverse determinations on any claim, lawsuit or proceeding; the adequacy of our insurance, legal and other reserves; the outcome of our plans for future operations, growth and services, including business development efforts, backlog, acquisitions and dispositions; our ability to maintain a workforce based upon current and anticipated workloads; our ability to attract and retain qualified personnel, key management and skilled employees, including from acquired businesses, and our ability to enforce any noncompetition agreements; fluctuations in fuel, maintenance, materials, labor and other costs; risks associated with volatility of our stock price or any dilution or stock price volatility that shareholders may experience in connection with shares we may issue as consideration for earn-out obligations or as purchase consideration in connection with past or future acquisitions, or as a result of other stock issuances; restrictions imposed by our credit facility, senior notes and any future loans or securities; our ability to obtain performance and surety bonds; risks related to our operations that employ a unionized workforce, including labor availability, productivity and relations, as well as risks associated with multiemployer union pension plans, including underfunding and withdrawal liabilities; risks associated with operating in or expanding into additional international markets, including risks from fluctuations in foreign currencies, foreign labor and general business conditions and risks from failure to comply with laws applicable to our foreign activities and/or governmental policy uncertainty; a small number of our existing shareholders have the ability to influence major corporate decisions; as well as other risks detailed in our filings with the Securities and Exchange Commission. We believe these forward-looking statements are reasonable; however, you should not place undue reliance on any forward-looking statements, which are based on current expectations. Furthermore, forward-looking statements speak only as of the date they are made. If any of these risks or uncertainties materialize, or if any of our underlying assumptions are incorrect, our actual results may differ significantly from the results that we express in, or imply by, any of our forward-looking statements. These and other risks are detailed in our filings with the Securities and Exchange Commission. We do not undertake any obligation to publicly update or revise these forward-looking statements after the date of this press release to reflect future events or circumstances, except as required by applicable law. We qualify any and all of our forward-looking statements by these cautionary factors.